Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2021 Second-Quarter Financial Results

Year-over-year total contract value increases by 9% to $320 million

Cambridge, Mass., July 28, 2021 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2021 second-quarter financial results.

Second-Quarter Financial Performance

Total revenues were $128.7 million for the second quarter of 2021, compared with $113.5 million for the second quarter of 2020.

On a GAAP basis, net income was $8.3 million, or $0.43 per diluted share, for the second quarter of 2021, compared with net income of $11.8 million, or $0.63 per diluted share, for the same period in 2020.

On an adjusted basis, net income was $12.7 million, or $0.66 per diluted share, for the second quarter of 2021, which reflects an adjusted effective tax rate of 31%. Adjusted net income excludes stock-based compensation of $2.4 million, amortization of acquisition-related intangible assets of $4.0 million, and integration costs of $0.2 million. This compares with adjusted net income of $12.2 million, or $0.65 per diluted share, for the same period in 2020, which reflects an adjusted tax rate of 31%. Adjusted net income for the second quarter of 2020 excludes stock-based compensation of $2.5 million, amortization of acquisition-related intangible assets of $4.7 million, acquisition-related deferred revenue fair value adjustment of $0.1 million, integration costs of $0.6 million, and gains on investments of $2.4 million.

“Our laser focus on increasing contract value resulted in another strong quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “Year over year, contract value grew 9%, and revenue increased across all business units: research, consulting, and events. We generated $70 million of cash in the first half of 2021 — more than the company has produced in any previous full year. Operating margin and earnings per share also exceeded the upper end of guidance. As a result of our continued strong performance in Q2 and the first half of the year, we are raising guidance for the second time this year.”

“Our products and engagement model are resonating with clients, and we are confident that our new product portfolio, Forrester Decisions, will further accelerate our ability to deliver sustained double-digit contract value growth. Forrester Decisions brings together the vision and strategy of Forrester with the operational research of SiriusDecisions into one unique offering. Despite pandemic-related headwinds, we believe that the company can achieve its 2021 goals and continue to expand its annually recurring relationships with clients.”

As part of the company’s pivot to contract value (CV) in 2021, Forrester is classifying all components of its CV subscription research products as research revenues. In prior periods,

advisory sessions included in Forrester’s research subscription products were classified as consulting revenues. This has resulted in approximately $1.4 million and $2.9 million of revenue being reclassified from consulting revenues to research revenues in the three and six months ended June 30, 2020, respectively.

Forrester is providing third-quarter and full-year 2021 financial guidance as follows:

Third-Quarter 2021 (GAAP):

•	Total revenues of approximately $114.0 million to $118.0 million.

•	Operating margin of approximately 1.0% to 3.0%.

•	Interest expense of approximately $1.0 million.

•	An effective tax rate of 31%.

•	Earnings per share of approximately $0.01 to $0.07.

Third-Quarter 2021 (Adjusted):

Adjusted financial guidance for the third quarter of 2021 excludes stock-based compensation expense of $2.3 million to $2.5 million, amortization of acquisition-related intangible assets of approximately $3.6 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 6.0% to 8.0%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $0.22 to $0.28.

Full-Year 2021 (GAAP):

•	Total revenues of approximately $485.0 million to $495.0 million.

•	Operating margin of approximately 6.0% to 7.0%.

•	Interest expense of approximately $4.3 million.

•	An effective tax rate of 31%.

•	Earnings per share of approximately $0.85 to $0.95.

Full-Year 2021 (Adjusted):

Adjusted financial guidance for full-year 2021 excludes stock-based compensation expense of $9.5 million to $10.0 million, amortization of acquisition-related intangible assets of approximately $15.2 million, integration costs of $0.3 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 11.0% to 12.0%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $1.75 to $1.85.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 675,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; over 52 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2021 and statements about the launch of Forrester Decisions and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities, including the exit of the United Kingdom from the European Union; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; and any weakness in Forrester’s system of internal controls. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Scott Chouinard

Interim Chief Financial Officer and Treasurer

Forrester Research, Inc.

+1 617-613-6060

schouinard@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2021, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Research	$81,002	$75,034	$155,970	$149,301
Consulting	40,960	33,475	79,510	65,463
Events	6,708	5,032	6,971	5,122

Total revenues	128,670	113,541	242,451	219,886

Operating expenses:
Cost of services and fulfillment	52,258	43,964	99,735	87,317
Selling and marketing	42,556	39,117	81,835	79,390
General and administrative	14,334	11,456	27,512	23,461
Depreciation	2,255	2,448	4,545	4,854
Amortization of intangible assets	3,968	4,713	7,871	9,425
Integration costs	216	612	334	3,487

Total operating expenses	115,587	102,310	221,832	207,934

Income from operations	13,083	11,231	20,619	11,952
Interest expense	(1,066)	(1,307)	(2,195)	(2,845)
Other income (expense), net	(201)	(201)	(671)	109
Gains on investments	—	2,352	—	2,365

Income before income taxes	11,816	12,075	17,753	11,581
Income tax expense	3,473	238	5,454	257

Net income	$8,343	$11,837	$12,299	$11,324

Basic income per common share	$0.44	$0.63	$0.64	$0.60

Diluted income per common share	$0.43	$0.63	$0.64	$0.60

Basic weighted average shares outstanding	19,126	18,759	19,094	18,732

Diluted weighted average shares outstanding	19,377	18,831	19,332	18,828

Adjusted data (1):
Total revenues - GAAP	$128,670	$113,541	$242,451	$219,886
Deferred revenue fair value adjustment	—	137	—	322

Adjusted revenues	$128,670	$113,678	$242,451	$220,208

Income from operations - GAAP	$13,083	$11,231	$20,619	$11,952
Deferred revenue fair value adjustment	—	137	—	322
Amortization of intangible assets	3,968	4,713	7,871	9,425
Integration costs	216	612	334	3,487
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,401	1,232	2,835	2,825
Selling and marketing	399	423	848	785
General and administrative	597	809	1,206	1,656

Adjusted income from operations	$19,664	$19,157	$33,713	$30,452

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021		2020		2021		2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income - GAAP	$8,343	$0.43	$11,837	$0.63	$12,299	$0.64	$11,324	$0.60
Deferred revenue fair value adjustment	—	—	137	0.01	—	—	322	0.02
Amortization of intangible assets	3,968	0.21	4,713	0.25	7,871	0.41	9,425	0.50
Integration costs	216	0.01	612	0.03	334	0.02	3,487	0.19
Stock-based compensation	2,397	0.12	2,464	0.13	4,889	0.25	5,266	0.28
Gains on investments	—	—	(2,352)	(0.12)	—	—	(2,365)	(0.13)
Tax effects of items above (2)	(1,768)	(0.09)	(2,441)	(0.13)	(3,415)	(0.18)	(5,153)	(0.27)
Adjustment to tax expense for adjusted tax rate (3)	(462)	(0.02)	(2,792)	(0.15)	(694)	(0.04)	(3,182)	(0.17)

Adjusted net income	$12,694	0.66	$12,178	$0.65	$21,284	1.10	$19,124	$1.02

Diluted weighted average shares outstanding	19,377		18,831		19,332		18,828

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, integration costs, and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2021 and 2020, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjuted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30,	December 31,
	2021	2020
Balance sheet data:
Cash and cash equivalents	$146,387	$90,257
Accounts receivable, net	$63,397	$84,695
Deferred revenue	$210,288	$179,968
Debt outstanding	$103,125	$109,375

	Six Months Ended
	June 30,
	2021	2020
Cash flow data:
Net cash provided by operating activities	$70,093	$25,002
Purchases of property and equipment	$(5,243)	$(5,110)
Repayments of debt	$(6,250)	$(18,688)
Repurchases of common stock	$(2,673)	$—

	As of
	June 30,
	2021	2020
Metrics:
Contract value	$319,800	$294,000
Client retention	77%	72%
Wallet retention	96%	87%
Number of clients	2,940	2,760

	As of
	June 30,
	2021	2020
Headcount:
Total headcount	1,719	1,843
Sales force	638	719